Exhibit 5.2

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto Montréal Ottawa Calgary New York	September 23, 2013	Rick Fullerton Direct Dial: 416.862.4604 rfullerton@osler.com Our Matter Number: 1139901
The Bank of Nova Scotia 44 King Street West 8th Floor Scotia Plaza Toronto, ON M5H 1H1

Dear Sirs/Mesdames:

The Bank of Nova Scotia - U.S.$18,000,000,000 Senior Offered Securities, Series A

We have acted as Canadian counsel to The Bank of Nova Scotia (the “Bank”) in connection with the issuance by the Bank of U.S.$128,000,000 Equity Linked Index Offered Securities, Series A Linked to the Raymond James Analyst Current Favorites Total Return Index due September 21, 2016 (the “Offered Securities”) issued under the Bank’s U.S.$18,000,000,000 Senior Offered Securities Series A program. In that connection, we have reviewed the following documents:

1.	the Indenture, dated January 22, 2010 (the “Indenture”), by and among the Bank, Computershare Trust Company, N.A., as U.S. trustee, and Computershare Trust Company of Canada, as Canadian trustee;
2.	the Amended and Restated Distribution Agreement, dated August 8, 2013 (the “Distribution Agreement”), by and between the Bank and Scotia Capital (USA) Inc. (“SCUSA”);
3.	the Terms Agreement, dated September 18, 2013 (the “Terms Agreement”), between the Bank and SCUSA;
4.	the Resolution of the Board of Directors of The Bank of Nova Scotia, dated October 30, 2012 (the “Resolution”);
5.	the Officer's Certificate pursuant to Section 102 of the Indenture, dated September 23, 2013 (the “Officer's Certificate”); and
6.	the order for authentication and delivery pursuant to Section 303 of the Indenture, dated September 23, 2013 (the “Authentication Order”).

The Indenture, the Distribution Agreement, the Terms Agreement, the Resolution, the Officer's Certificate and the Authentication Order are herein referred to as the “Relevant Documents”. Capitalized terms used but not otherwise defined herein are used as defined in the Indenture.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions expressed herein. In such

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examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank and that the Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank.

In giving this opinion, we express no opinion as to any laws other than, at the date hereof, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated September 18, 2013 issued by the Office of the Superintendent of Financial Institutions.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1. The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Offered Securities and to execute, deliver and perform its obligations under the Indenture and the Offered Securities.

2. The creation, issuance, sale and delivery of the Offered Securities have been duly authorized by all necessary corporate action by the Bank.

3. The Offered Certificates have, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, been duly executed, delivered and issued by the Bank and, when authenticated by the U.S. Trustee in accordance with the Indenture and delivered and paid for as provided in the Distribution Agreement and the Terms Agreement, will, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, be the valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

4. The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

The opinions set forth in paragraphs 3 and 4 above as to the enforceability of the Indenture and the Offered Securities are subject to the following qualifications:

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(i)	enforceability may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;
(ii)	enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction;
(iii)	pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and
(iv)	enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

This opinion letter is being delivered to you in connection with the transactions described in the Relevant Documents and may not be relied upon by you for any other purpose. This opinion letter may not be relied upon by any other person or entity without our prior written consent.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP